FOR IMMEDIATE RELEASE	Contact:	Hank Rothwell United Park City Mines Company (435) 649-8011

United Park City Mines Company

And Stockholders

Terminate Merger Agreement

PARK CITY, Utah (October 2, 2002) United Park City Mines Company (UPK:NYSE) ("UPCM") together with a group of its stockholders today terminated the previously announced Merger Agreement with Capital Growth Partners LLC ("CGP") since CGP did not close pursuant to the terms of the Merger Agreement. UPCM will continue to explore strategic alternatives for the creation of value for its stockholders, including the development of its properties, the possible sale of UPCM, a merger, joint venture or other transactions with respect to UPCM's stock or assets, and UPCM may continue to negotiate a sale to, or merger with, CGP on the same or revised terms.

UPCM plans to continue implementing its business plan. UPCM has previously announced its plans to proceed with the development of the 1,655-acre Flagstaff Mountain Resort and the 1,700-acre Bonanza Mountain Resort projects. The Flagstaff Mountain Resort and Bonanza Mountain Resort are envisioned as extensions of the present Deer Valley Resort community. Flagstaff received master plan approval and was annexed into Park City in June 1999. Bonanza received master plan approval from Wasatch County in January, 2002. Development of the first phase of the Flagstaff project is underway and UPCM has commenced selling lots in Flagstaff.

Note: The statements contained in this news release that are not purely historical are forward-looking statements, as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and include the timing and completion of the negotiations for the sale of any of UPCM's lots or any transaction with respect to its stock or assets. All forward-looking statements included in this news release are made as of the date hereof and are based upon information available to UPCM as of such date. UPCM assumes no obligation to update any forward-looking statements. It is important to note that actual outcomes could differ materially from those in such forward-looking statements, and that UPCM may be unable to consummate any of the transactions described in this news release. Readers should also refer to the risk factors and other disclosures set forth in UPCM's filings with the Securities Exchange Commission on Form 10-KSB for its fiscal year ended December 31, 2001 and on Form 10-Q for its quarter ended June 30, 2002.